Exhibit 99.1

MJ Freeway Adds Former Oracle CIO to Board

Mark D. Iwanowski provides strategic ERP and M&A

expertise to help accelerate MJ Freeway’s growth

DENVER, May 16, 2019—MJ Freeway, LLC (“MJ Freeway”), the inventor of seed-to-sale cannabis technology and developer of the cannabis industry’s first enterprise resource planning (ERP) platform, announced that it added Mark D. Iwanowski, an experienced executive veteran in the global technology sector, to the company’s Board of Directors. Iwanowski’s deep expertise in ERP and mergers and acquisitions (M&A) will be used to strengthen MJ Freeway’s position as a leader in cannabis ERP. He will also join the Board of Directors of Akerna Corp., the public company formed for the proposed merger of MTech Acquisition Corp. (“MTech”) and MJ Freeway upon consummation of the merger. It is anticipated that the common stock and warrants of Akerna Corp. will be listed on Nasdaq under the symbols “KERN” and “KERNW,” respectively, promptly following consummation of the merger.

“Mark’s extensive M&A leadership and deep technology expertise honed at Oracle, at a time when they were growing the business quickly through acquisition, will be an advantage to MJ Freeway as we accelerate our global market share in cannabis technology,” said Jessica Billingsley, Co-Founder and CEO of MJ Freeway.

“I think cannabis technology has the potential to set new precedent and innovate the traditional tech sector. I look forward to being a part of a cannabis technology company that works with the entire global supply chain and enabling the rapid growth of the industry throughout the world,” said Mark D. Iwanowski, the new MJ Freeway Board Member.

Iwanowski is the Founder, CEO and President of Global Visions-SV, Inc., a global consulting group focused on venture, M&A and turnarounds. He was previously a Managing Director with Trident Capital, focusing on investments in IT, software, communications and Cleantech, and also served as Senior Vice President Global IT and CIO for Oracle Corporation. At Oracle, he participated in building the company’s software as a service (SaaS) business and helped lead acquisitions during a time of rapid growth through M&A.

Iwanowski also held executive positions with Raytheon and was a principal in three successful startups—Applied Remote Technology (ART, underwater robotics sold to Raytheon), Quantum Magnetics (QM, airport explosive detection systems, sold to Invison that was later bought by GE), and Neohapsis (cyber security, acquired by Cisco).

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About MJ Freeway:
Founded in 2010, MJ Freeway is a large and growing regulatory compliance and inventory management technology company. MJ Freeway’s proprietary software platform is adaptable for industries in which interfacing with government regulatory agencies for compliance purposes is required, or where the tracking of organic materials from seed or plant to end products is desired. Nine years ago, MJ Freeway identified a need for organic material tracking and regulatory compliance SaaS solutions in the growing cannabis and hemp industry. It developed products intended to assist states in monitoring licensed businesses’ compliance with state regulations, and to help state-licensed businesses operate in compliance with such law. MJ Freeway provides its regulatory software platform, Leaf Data Systems®, to state government regulatory agencies, and its business software platform, MJ Platform®, to state-licensed businesses. MJ Freeway currently has clients in 29 of the 33 U.S. states that have legalized cannabis in some form, as well as the District of Columbia. MJF also serves clients in Australia, Canada, Chile, Colombia, Denmark, New Zealand, South Africa, Spain, Switzerland and Uruguay. The Leaf Data Systems® and MJ Platform® have combined tracked more than $13 billion in medicinal and recreational cannabis sales to date.

As previously announced, MJ Freeway has entered into definitive agreements for a proposed merger with MTech.

About MTech Acquisition Corp.
MTech Acquisition Corp. is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. MTech’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although MTech intends to focus its search on companies ancillary to the cannabis industry, with a particular sector focus that includes compliance, business intelligence, brand development and media.

MTech is led by Executive Chairman Steven Van Dyke and Chief Executive Officer Scott Sozio.

Forward Looking Statements:

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside MJ Freeway’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to obtain MTech stockholder approval of the business combination with MJ Freeway; the inability to complete the transaction contemplated by the merger agreement governing such business combination because of failure of closing conditions or other reasons; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemptions by MTech stockholders; the ability of the new public company formed for the proposed MJ Freeway-MTech business combination (“Pubco”) to meet the listing standards of The Nasdaq Stock Market following the consummation of the transactions contemplated by the merger agreement; costs related to the proposed business combination; MJ Freeway’s ability to manage growth; the reaction of MJ Freeway’s customers and suppliers to the business combination; Pubco’s ability to identify and integrate other future acquisitions; rising costs adversely affecting MJ Freeway’s profitability; adverse changes to the legal environment for the cannabis industry; and general economic and market conditions impacting demand for MJ Freeway’s products and services. See the risk factors that have been disclosed in the Pubco’s registration statement on Form S-4 that was filed with the U.S. Securities and Exchange Commission on November 7, 2018 (as amended on January 25, 2019, April 18, 2019, May 8, 2019 and May 14, 2019) for additional risks associated with the business combination. None of MTech, Pubco or MJ Freeway undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Participants in the Solicitation
MTech, Pubco, MJ Freeway, and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of MTech stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of MTech’s directors in the final prospectus for MTech’s initial public offering dated as of January 29, 2018 and that was filed with the SEC on January 30, 2018, and well as in any annual reports on Form 10-K that may be filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the proxy statement when it becomes available.

No Offer or Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

MJ Freeway Media Contact:
Jon Goldberg / McKenna Miller

KCSA Strategic Communications

jgoldberg@kcsa.com / mmiller@kcsa.com
(212) 896-1282 / (347) 487-6197